Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
October 23, 2008	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES

17% INCREASE IN EARNINGS PER SHARE FOR THIRD QUARTER OF 2008

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $2.3 million ($0.22 per basic share and $0.21 per diluted share) for the three months ended September 30, 2008, compared to $1.8 million ($0.18 per basic share and per diluted share) for the three months ended September 30, 2007, a 29% increase in net income and a 17% increase in diluted earnings per share.

For the nine months ended September 30, 2008, the Company earned $5.8 million ($0.58 per basic share and $0.57 per diluted share), as compared to $5.4 million ($0.57 per basic share and $0.55 per diluted share) for 2007, a 7% increase in net income.

Per share amounts and the number of outstanding shares have not been adjusted to give effect to the 10% stock dividend paid on October 1, 2008.

“At a time of substantial stress in our financial markets and instability in many banks, we are extremely pleased to report improved net income and continued asset growth for the third quarter and nine months ended September 30, 2008”, noted Ronald D. Paul, Chairman and CEO of Eagle Bancorp, Inc. “In spite of a continuing difficult interest rate environment, wherein the Federal Reserve has lowered interest rates sharply to combat a weakening economic situation, the Company has posted a net interest margin in excess of 4.00% for both the third quarter and nine months ended September 30, 2008.”

A significant portion of the growth in the balance sheet in the third quarter of 2008 was the result of the consummation of the acquisition of Fidelity & Trust Financial Corporation (“Fidelity & Trust”) on August 31, 2008. The acquisition added approximately $360 million in loans, $100 million in investments, $385 million in deposits, $70 million in customer repurchase agreements and other borrowings and $13 million in equity capital, as of the date of consummation. The earnings of the Fidelity & Trust operations are included in the Company’s results for September 2008, the period subsequent to consummation only. At September 30, 2008, total consolidated assets amounted to $1.46 billion.

Growth in average loans, deposits and other funding sources were the major drivers of the increase in net interest income for the three months ended September 30, 2008 as compared to the same three month period in 2007.

For the three months ended September 30, 2008, the Company reported an annualized return on average assets (ROAA) of 0.82% as compared to 0.88% for the three months ended September 30, 2007; while the annualized return on average equity (ROAE) for the most recent quarter was 9.97%, as compared to 9.09% for the three months ended September 30, 2007. The most significant factors affecting these ratios have been a slight decline in the net interest margin and the higher provisioning for credit losses.

Both lending and deposit activities evidenced growth for the three and nine months ended September 30, 2008 as compared to the same periods in 2007. For the three months ended September 30, 2008, average loans increased 39% and for the nine months ended September 30, 2008, average loans increased 24%. For the three months ended

September 30, 2008, average deposits increased 36% and for the nine months ended September 30, 2008, average deposits increased 17%. A portion of these increases was due to inclusion of the balances acquired in the Fidelity & Trust acquisition as of August 31, 2008.

Net interest income increased 31% for the three months ended September 30, 2008 over 2007, as the effect of favorable balance sheet growth was offset partially by a decline in the net interest margin of 23 basis points. For the three months ended September 30, 2008, the net interest margin was 4.11% as compared to 4.34% for the three months ended September 30, 2007. The Company’s net interest margin remains favorable compared to peer banking companies. The Company’s net interest margin for the third quarter of 2008 declined by 23 basis points (to 4.11%) from the net interest margin for the second quarter of 2008 of 4.34%, in part due to a lower net interest margin from the assets and liabilities acquired from Fidelity and in part due to the effect on the net interest margin of significantly lower market interest rates over the past twelve months.

The provision for credit losses was $995 thousand for the three months ended September 30, 2008 as compared to $421 thousand for the three months ended September 30, 2007.  The higher provisioning in the third quarter of 2008 as compared to the third quarter of 2007 is primarily attributable to higher levels of loan growth in the third quarter of 2008 versus 2007, increases in specific reserves for problem and potential problem loans, and higher levels of net charge-offs in the third quarter of 2008 as compared to the third quarter of 2007. The provision for credit losses was $2.5 million for the first nine months of 2008 as compared to $760 thousand in 2007. The higher provisioning in the first nine months of 2008 as compared to 2007 is attributable to substantially higher levels of loan growth, higher levels of net charge-offs in the nine months ended September 30, 2008 as compared to 2007, risk migration within the portfolio and increases in reserve allocations on classified loans.

At September 30, 2008 the allowance for credit losses represented 1.46% of loans outstanding, as compared to 1.12% at December 31, 2007 and 1.09% at September 30, 2007. The higher allowance percentage at September 30, 2008 as compared to December 31, 2007 and September 30, 2007 resulted significantly from the acquisition of the loan portfolio of Fidelity & Trust whose allowance for credit losses was approximately $7.5 million or 2.10% of loans outstanding at August 31, 2008. At September 30, 2008, the allowance represented 0.81% of non-performing loans and was deemed adequate to absorb losses inherent in the loan portfolio.

For the three months ended September 30, 2008, the Company recorded net charge-offs of $540 thousand as compared to $303 thousand of net charge-offs for the three months ended September 30, 2007.  Net charge-offs in the third quarter of 2008 were attributable to charge-offs in commercial construction and land development loans ($284 thousand of total), the un-guaranteed portion of SBA loans ($126 thousand of total), non-real estate commercial business loans ($101 thousand of total) and commercial real estate investment property loans ($29 thousand of total).  For the nine months ended September 30, 2008 net charge-offs totaled $958 thousand versus $727 thousand for the nine months ended September 30, 2007. Net charge-offs in the nine months ended September 30, 2008 were attributable to charge-offs in commercial construction and land development loans ($284 thousand of total), the un-guaranteed portion of SBA loans ($257 thousand of total), non-real estate commercial business loans ($206 thousand of total), consumer loans ($182 thousand of total), and commercial real estate investment property loans ($29 thousand of total).

The ratio of non-performing loans to total loans increased from 1.45% ($11.6 million) at June 30, 2008 to 1.80% ($21.1 million) at September 30, 2008, an increase of $9.5 million. A significant portion of this increase in the third quarter of 2008 was due to impaired loans acquired in the acquisition of Fidelity & Trust that were recorded at estimated value at the date of consummation of the acquisition in accordance with generally accepted accounting standards. The ratio was also elevated as compared to December 31, 2007 of 0.74% ($5.3 million) and September 30, 2007 of 0.82% ($5.6 million).  The increase in non-performing loans at September 30, 2008 as compared to December 31, 2007 relates primarily to non-performing loans acquired from Fidelity and to two commercial real estate loan relationships which have experienced delays and/or cost overruns in the construction and development processes. Management believes that the Company is adequately reserved for the identified risk inherent in the loan portfolio.

Noninterest income for the three months ended September 30, 2008 increased to $1.2 million from $1.0 million for the three months ended September 30, 2007, a 16% increase. This increase was due primarily to higher service charges on deposit accounts and sales of investment securities offset by a lower volume of SBA and residential mortgage loan sales activity, which activity is subject to significant quarterly variances.

Noninterest expenses were $7.6 million for the three months ended September 30, 2008, as compared to $6.2 million for the three months ended September 30, 2007, a 23% increase. The primary reasons for this increase were merit increases and related personnel costs, increased broker fees, higher internet and license agreement fees, increased legal, accounting and professional fees and merger related expenses. The efficiency ratio, which measures the level of noninterest expense to total revenue, improved to 62.51% for the three months ended September 30, 2008, as compared to 65.88% for the three months ended September 30, 2007. The noninterest expenses in the third quarter of 2008 include the merged entity for the month of September. While the Company continues to make strategic investments in infrastructure, more attention to overall cost management is being emphasized.

For the nine months ended September 30, 2008, the Company reported an annualized return on average assets (ROAA) of 0.81% as compared to 0.92% for the first nine months of 2007, while the annualized return on average equity (ROAE) was 8.95%, as compared to 9.57% for the same nine month period in 2007. Declines in these ratios were due primarily to lower net interest margins, which factor is effecting all financial institutions, and to higher loan loss provisions.

For the first nine months of 2008, net interest income increased 17% over the same period for 2007. As noted above, average loans increased 24% and average deposits increased by 17%.  The net interest margin was 4.20% as compared to 4.40% for the first nine months in 2007, as the effects of a steep decline in market interest rates impacted the Company. Additionally, a small portion of the decline was due to lower margins on the assets and liabilities acquired from Fidelity. However, as mentioned above, the Company believes it has managed this significant decline in market interest rates well and currently has a favorable net interest margin as compared to peer banking companies.

Noninterest income for the first nine months of 2008 was $3.1 million compared to $3.2 million in the first nine months of 2007, a decrease of 4%. The decrease was attributed primarily to lower gains on the sale of SBA and residential mortgage loans ($406 thousand versus $816 thousand) and no income from subordinated financing of real estate projects in 2008 versus $252 thousand in the prior year. Income from subordinated financing activities is subject to wide variances, as it is based on the sales progress of a limited number of development projects. Partially offsetting the decline in total noninterest income for the nine month period, the Company recorded an increase in service charges on deposit accounts of $472 thousand.

Noninterest expenses were $20.3 million for the first nine months of 2008, as compared to $18.5 million for 2007, a 10% increase. The primary reasons for this increase were merit increases, and related personnel cost increases, increased broker fees, higher internet and license agreement fees, increased legal, accounting and professional fees and merger related expenses. The efficiency ratio for the first nine months of 2008 improved to 63.74% as compared to 66.54% for the same period in 2007. The noninterest expenses for the nine months ended September 30, 2008 include the merged entity for the month of September.

By all regulatory measures, EagleBank (a wholly owned subsidiary of the Company) remained well capitalized at September 30, 2008. In late July 2008, the Company announced a plan to raise additional capital in the form of convertible preferred stock. Additionally, the U.S Treasury Department has announced a program to purchase preferred stock in qualifying bank holding companies in the form of preferred stock purchases. The Company is currently evaluating alternatives, for a possible raise of additional permanent capital by year-end 2008, including participation in the Treasury Capital Purchase Program.

At September 30, 2008, total assets were $1.46 billion compared to $802.1 million at September 30, 2007, an 82% increase. Total deposits amounted to $1.14 billion at September 30, 2008, an 85% increase over deposits of $615.2 million at September 30, 2007, while total loans increased to $1.17 billion at September 30, 2008, from $679.5 million at September 30, 2007, a 72% increase. Total borrowed funds, excluding customer repurchase agreements, increased to $91.1 million at September 30, 2008 from $52.0 million at September 30, 2007, a 75% increase. These increases in large part reflect the acquisition completed at August 31, 2008. The increase in borrowed funds represents a heavier reliance on such funds to meet loan growth.

The Company paid a cash dividend of $0.06 per share for each of the first and second quarters of 2008 and for the first, second and third quarters of 2007. In July 2008, the Company, in an action to conserve capital, discontinued the payment of its quarterly cash dividend. It further announced at the same time a 10% stock dividend, which was paid on October 1, 2008.

The Summary of Financial Information presented on the following pages provides more detail of the Company’s performance for the nine and three months ended September 30, 2008 as compared to the nine and three months ended September 30, 2007, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K as amended, for the year ended December 31, 2007 as filed with the Securities and Exchange Commission (the “SEC”).

The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services through fifteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors the Company’s ability to successfully integrate the operations of Fidelity & Trust and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.

Statements of Financial Condition

(in thousands)

	September 30, 2008	December 31, 2007	September 30, 2007
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$27,452	$15,408	$16,595
Interest bearing deposits with banks and other short term investments	6,958	4,490	4,580
Federal funds sold	11,668	244	1,085
Investment securities available for sale, at fair value	213,915	87,117	77,351
Loans held for sale	2,844	2,177	1,471
Loans	1,170,583	716,677	679,467
Less: Allowance for credit losses	(17,119)	(8,037)	(7,406)
Premises and equipment, net	9,724	6,701	6,950
Accrued interest and other assets	31,520	21,623	22,036
Total Assets	$1,457,545	$846,400	$802,129

Liabilities and Stockholders’ Equity
Noninterest bearing deposits	$214,160	$142,477	$127,084
Interest bearing transaction	62,177	54,090	49,863
Savings and money market	281,215	177,081	161,744
Time, $100,000 or more	275,295	173,586	169,944
Other time	304,520	83,702	106,586
Total deposits	1,137,367	630,936	615,221
Customer repurchase agreements and federal funds purchased	104,243	76,408	49,744
Other borrowings	91,150	52,000	52,000
Other liabilities	24,192	5,890	7,098
Total liabilities	1,356,952	765,234	724,063
Stockholders’ equity	100,593	81,166	78,066
Total Liabilities and Stockholders’ Equity	$1,457,545	$846,400	$802,129

Eagle Bancorp, Inc.

Statements of Income and Highlights

(in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income Statements
Total interest income	$44,753	$42,198	$16,744	$14,355
Total interest expense	15,996	17,693	5,829	6,017
Net interest income	28,757	24,505	10,915	8,338
Provision for credit losses	2,529	760	995	421
Net interest income after provision for credit losses	26,228	23,745	9,920	7,917
Noninterest income (before investment gains)	3,050	3,219	1,150	1,032
Investment gains	55	7	45	—
Total noninterest income	3,105	3,226	1,195	1,032
Salaries and employee benefits	11,458	10,383	4,172	3,577
Premises and equipment expenses	3,563	3,649	1,380	1,186
Marketing and advertising	320	356	125	134
Other expenses	4,969	4,065	1,893	1,276
Total noninterest expense	20,310	18,453	7,570	6,173
Income before income tax expense	9,023	8,518	3,545	2,776
Income tax expense	3,256	3,103	1,284	1,021
Net income	$5,767	$5,415	$2,261	$1,755

Per Share Data (1):
Earnings per weighted average share, basic	$0.58	$0.57	$0.22	$0.18
Earnings per weighted average share, diluted	$0.57	$0.55	$0.21	$0.18
Weighted average shares outstanding, basic	10,019,299	9,534,401	10,438,546	9,580,790
Weighted average shares outstanding, diluted	10,145,642	9,855,010	10,523,723	9,838,524
Actual shares outstanding	11,532,844	9,584,029	11,532,844	9,584,029
Book value per share at period end	$8.72	$8.15	$8.72	$8.15
Dividend per share	$0.12	$0.18	$—	$0.06

Performance Ratios (annualized):
Return on average assets	0.81%	0.92%	0.82%	0.88%
Return on average equity	8.95%	9.57%	9.97%	9.09%
Net interest margin	4.20%	4.40%	4.11%	4.34%
Efficiency ratio (2)	63.74%	66.54%	62.51%	65.88%

Other Ratios:
Allowance for credit losses to total loans	1.46%	1.09%	1.46%	1.09%
Non-performing loans to total loans	1.80%	0.82%	1.80%	0.82%
Net charge-offs (annualized) to average loans	0.16%	0.15%	0.27%	0.18%
Average equity to average assets	9.06%	9.66%	8.21%	9.69%
Tier 1 leverage ratio	8.79%	9.78%	8.79%	9.78%
Tier 1 capital risk based capital ratio	7.55%	10.87%	7.55%	10.87%
Total risk based capital ratio	9.75%	11.90%	9.75%	11.90%

Average Balances (in thousands):
Total assets	$950,317	$782,979	$1,098,285	$799,292
Total earning assets	$913,939	$744,578	$1,057,542	$762,378
Total loans (3)	$808,337	$649,826	$922,224	$665,221
Total deposits	$734,536	$625,899	$863,931	$636,573
Total borrowings	$124,614	$77,508	$138,374	$80,951
Total stockholders’ equity	$86,059	$75,649	$90,223	$77,469

(1)	Per share amounts and the number of outstanding shares have not been adjusted to give effect to the 10% stock dividend paid on October 1, 2008
(2)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(3)	Includes loans held for sale

Eagle Bancorp, Inc.

Statements of Income and Highlights (Quarterly Trends)

(in thousands, except per share data) (Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2007	2007	2007	2007	2006
Income Statements
Total interest income	$16,744	$13,995	$14,014	$14,879	$14,355	$14,107	$13,736	$13,848
Total interest expense	5,829	4,753	5,414	6,036	6,017	5,909	5,767	5,466
Net interest income	10,915	9,242	8,600	8,843	8,338	8,198	7,969	8,382
Provision for credit losses	995	814	720	883	421	36	303	327
Net interest income after provision for credit losses	9,920	8,428	7,880	7,960	7,917	8,162	7,666	8,055
Noninterest income (before investment gains or losses)	1,150	970	930	1,961	1,032	1,196	991	906
Investment gains (losses)	45	—	10	(1)	—	—	7	39
Total noninterest income	1,195	970	940	1,960	1,032	1,196	998	945
Salaries and employee benefits	4,172	3,646	3,640	3,784	3,577	3,454	3,352	3,177
Premises and equipment expenses	1,380	1,103	1,080	1,180	1,186	1,255	1,208	1,040
Marketing and advertising	125	114	81	109	134	131	91	221
Other expenses	1,893	1,669	1,407	1,395	1,276	1,391	1,398	1,305
Total noninterest expense	7,570	6,532	6,208	6,468	6,173	6,231	6,049	5,743
Income before income tax expense	3,545	2,866	2,612	3,452	2,776	3,127	2,615	3,257
Income tax expense	1,284	1,011	961	1,166	1,021	1,149	933	1,105
Net income	$2,261	$1,855	$1,651	$2,286	$1,755	$1,978	$1,682	$2,152

Per Share Data (1):
Earnings per weighted average share, basic	$0.22	$0.19	$0.17	$0.24	$0.18	$0.21	$0.18	$0.23
Earnings per weighted average share, diluted	$0.21	$0.19	$0.17	$0.23	$0.18	$0.20	$0.17	$0.22
Weighted average shares outstanding, basic	10,438,546	9,833,506	9,781,237	9,689,422	9,580,790	9,532,765	9,488,567	9,442,952
Weighted average shares outstanding, diluted	10,523,723	9,906,151	9,933,993	9,884,709	9,838,524	9,813,537	9,816,711	9,842,928
Actual shares outstanding	11,532,844	9,842,571	9,790,252	9,721,315	9,584,029	9,563,163	9,509,622	9,478,064
Book value per share at period end	$8.72	$8.56	$8.53	$8.35	$8.15	$7.95	$7.83	$7.69
Dividend per share	$—	$0.06	$0.06	$0.06	$0.06	$0.06	$0.06	$0.06

Performance Ratios (annualized):
Return on average assets	0.82%	0.84%	0.77%	1.06%	0.88%	1.02%	0.88%	1.13%
Return on average equity	9.97%	8.81%	7.98%	11.33%	9.09%	10.50%	9.23%	11.89%
Net interest margin	4.11%	4.34%	4.19%	4.30%	4.34%	4.45%	4.41%	4.63%
Efficiency ratio (2)	62.51%	63.96%	65.07%	59.87%	65.88%	66.33%	67.44%	61.57%

Other Ratios:
Allowance for credit losses to total loans	1.46%	1.15%	1.15%	1.12%	1.09%	1.11%	1.14%	1.18%
Non-performing loans to total loans	1.80%	1.45%	1.54%	0.74%	0.82%	0.22%	0.25%	0.32%
Net charge-offs (annualized) to average loans	0.27%	0.20%	0.01%	0.15%	0.18%	0.01%	0.26%	0.00%
Average equity to average assets	8.21%	9.51%	9.67%	9.39%	9.69%	9.70%	9.59%	9.49%
Tier 1 leverage ratio	8.79%	9.43%	9.55%	9.46%	9.78%	9.85%	9.70%	9.67%
Tier 1 capital risk based capital ratio	7.55%	9.74%	9.90%	10.20%	10.87%	10.84%	11.00%	10.82%
Total risk based capital ratio	9.75%	10.80%	10.95%	11.21%	11.90%	11.87%	12.00%	11.91%

Average Balances (in thousands):
Total assets	$1,098,285	$891,012	$860,030	$852,243	$799,292	$778,454	$770,880	$756,323
Total earning assets	$1,057,542	$857,232	$825,463	$816,187	$762,378	$738,501	$732,529	$718,751
Total loans (3)	$922,224	$770,034	$731,501	$687,030	$665,221	$647,714	$636,225	$606,934
Total deposits	$863,931	$683,151	$655,105	$659,355	$636,573	$624,413	$616,492	$616,929
Total borrowings	$138,374	$118,634	$116,684	$107,697	$80,951	$74,948	$76,577	$62,711
Total stockholders’ equity	$90,223	$84,708	$83,200	$80,058	$77,469	$75,549	$73,890	$71,784

(1)	Per share amounts and the number of outstanding shares have not been adjusted to give effect to the 10% stock dividend paid on October 1, 2008
(2)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(3)	Includes loans held for sale